Exhibit 10.21

ABERDENE MINES LTD.
 Suite 700
101 Convention Center Drive
Las Vegas, Nevada, 89109

April 16, 2004

Consolidated Global Minerals Ltd.
Suite 1280, 625 Howe Street
Vancouver, British Columbia
V6C 2T6

Attention: George Heard, President

Dear Sirs:

Re:     Option to Aberdene Mines Ltd. to Earn a 75% Undivided Interest in the Interest of Consolidated Global Minerals Ltd. in the Slide Mine and Horsefal Projects

Global Minerals Ltd. ("Global") is currently the registered and beneficial owner of a 50% undivided interest in the mineral claims comprised in the Slide Mine and Horsefal Projects located in Boulder County, Colorado as more particularly described in Schedule "A" hereto (collectively, the "Properties"), free and clear of all liens, charges and encumbrances.

Aberdene Mines Ltd. ("Aberdene") wishes to conduct due diligence investigations in respect of the Properties for the purpose of determining whether to enter into a formal option agreement (the "Option Agreement") with Global pursuant to which Global would grant to Aberdene the option to earn a 75% undivided interest in Global's interest in the Properties (the "Option"). Pending completion of due diligence and fulfillment of other conditions set out below, the parties have agreed to enter into this Letter of Intent in connection with the proposed Option.

  Exclusivity: The parties agree that for a period of 120 days commencing on the date of this Letter of Intent (the "Exclusive Period"), Aberdene will have the exclusive right to:

    conduct due diligence investigations in respect of the Properties and Global's interest therein;

    negotiate the terms and conditions of the Option;

  and during such period Global agrees not to directly or through intermediaries solicit, entertain or otherwise discuss with any other person the sale or option of the Properties and any interest therein, other than as contemplated in section 2 hereof.

  Conversion of Interest. Global agrees to use its best commercial efforts to negotiate and complete, prior to the expiry of the Exclusive Period, the transfer of the other 50% undivided interest in the Properties from the current owner(s) of the Properties to Global and the conversion of such interest by the current owner(s) into a royalty equal to 5% of net smelter returns (the "Royalty") with provision for the purchase of percentage points to reduce the Royalty.

  Option Agreement. On completion of satisfactory due diligence by Aberdene, the parties agree to negotiate in good faith and execute the Option Agreement, which will contain the terms and conditions set out in section 4 hereof and other terms and conditions substantially similar to those contained in the option agreements entered into by the parties in respect of the Quarter Circle S and Cornucopia Properties, to be executed by the parties within 30 days of completion of due diligence by Aberdene.

  Terms of Option Agreement. The Option Agreement would give Aberdene the sole and exclusive right and option to acquire a 100% undivided interest in and to Global's interest in the Properties free and clear of all liens, charges, encumbrances and claims, by:

    paying to Global the following cash sums on or before the dates specified below:

      $10,000 to be paid on signing of the Option Agreement (firm commitment); and

      $100,000 to be paid on or before the first anniversary of the Option Agreement (optional); and

    issuing to Global the following shares of common stock of Aberdene on or before the dates specified below:

Date for Issuance	Amount of Shares

Within 30 days of signing the Option Agreement	100,000 (optional)
On or before 1st anniversary of the Option Agreement	200,000 (optional)

Total	300,000

    incurring a total of $1,500,000 in exploration and development expenditures on the Properties in the amounts and on or before the dates specified below:

Date for Completion	Amount of Expenditures

On or befoer the 1st anniversary of the Option Agreement	$750,000 (optional)
On or before 2nd anniversary of the Option Agreement	$750,000 (optional)

Total	$1,500,000

  Access. During the Exclusive Period and pending negotiation and execution of the Option Agreement, Global will give Aberdene and its directors, employees, agents, and representatives access to all books and records, contracts, and information of any nature related to the Properties and in the possession of Global in order to assist Aberdene in completing its due diligence.

  Further Assurances. The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Letter of Intent.

  General.

7.1     All references to dollar amounts in this Letter of Intent shall mean lawful currency of the United States.

7.2     This Letter of Intent will be governed and construed in accordance with the laws of the Province of British Columbia.

7.3     This Letter to Intent is intended to create binding legal relations among the parties and will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns as the case may be, until replaced by the Option Agreement. Until the execution and delivery of the Option Agreement, this Letter of Intent will remain binding and in effect.

7.4     The rights and obligations of the parties created by this Letter of Intent are not assignable by any party without the prior written consent of the other party, not to be unreasonably withheld, except for any transfer or assignment to a wholly owned subsidiary of the party or pursuant to an amalgamation, merger, or corporate reorganization or arrangement of the party.

If the foregoing terms and conditions, and the attached schedules which form a part of this Letter of Intent, accurately set out our mutual understandings, please indicate your acceptance by signing this letter where indicated below and returning to us the enclosed copy duly signed on or before 4:30 p.m. on April 16, 2004.

Yours very truly,

CONSOLIDATED GLOBAL MINERALS LTD.

Per:

    /s/ George Heard

George Heard, President

Terms and conditions accepted and approved as of the date first above written.

ABERDENE MINES LTD.

Per:

    /s/ Brent Jardine

Brent Jardine, President

This is Schedule "A" to the Letter of Intent
dated April 15, 2004 made between
Consolidated Global Minerals Ltd. and Aberdene Mines Ltd.

Description of the Slide Mine and Horsefal Projects

See attached Claim List